UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report: February 18, 2014
(Date of earliest event reported)

AKAMAI TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-27275	04-3432319
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8 Cambridge Center
Cambridge, Massachusetts 02142
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (617) 444-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On February 18, 2014, Akamai Technologies, Inc. (the “Company” or “Akamai”) completed its acquisition of Prolexic Technologies, Inc. (“Prolexic”) pursuant to the terms of an Agreement and Plan of Merger dated December 2, 2013 by and among Akamai, Panther Acquisition Corp., a wholly-owned subsidiary of Akamai (the “Sub”), Prolexic, certain principal shareholders of Prolexic (the "Principal Stockholders") and a representative of the selling equity holders of Prolexic (the "Representative") (the "Original Merger Agreement"), as amended by that certain First Amendment to Agreement and Plan of Merger dated January 27, 2014 by and among Akamai, the Sub, Prolexic, the Principal Stockholders and the Representative (the "First Amendment" and, together with the Original Merger Agreement, the "Merger Agreement"). The acquisition of Prolexic was accomplished through the merger of the Sub with and into Prolexic (the “Merger”).  In accordance with the terms of the Merger Agreement and the General Corporation Law of the State of Delaware, Prolexic survived the Merger as the surviving corporation and, as the surviving corporation, became a wholly owned subsidiary of the Company.
On February 18, 2014, at the closing of the transactions contemplated by the Merger (the “Closing”), the Company paid to the holders of Prolexic’s capital stock and the holders of vested warrants and options to purchase shares of Prolexic capital stock (collectively, the “Equityholders”) an aggregate of approximately $337.1 million in cash.  The amount paid to the Equityholders at the Closing is subject to a post-closing purchase price adjustment process with respect to the net amount of cash, unpaid transaction expenses, working capital and specified other debt and liabilities of Prolexic at Closing. Akamai also assumed all unvested options to purchase shares of Prolexic capital stock; such options have been converted into options to purchase shares of the Company’s common stock based on a conversion ratio calculated in accordance with the provisions of the Merger Agreement. The Company deposited $50.4 million in cash into an escrow fund for the purposes of securing the indemnification obligations of the Equityholders to the Company for any and all losses for which the Company is entitled to indemnification pursuant to the Merger Agreement and to provide the source of recovery for any amounts payable to the Company as a result of the post-closing purchase price adjustment process.

The foregoing descriptions of the Merger and the Merger Agreement do not purport to be complete and are qualified in their entirety by reference to the complete text of the Original Merger Agreement, a copy of which was filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on December 2, 2013 and is incorporated herein by reference, and the First Amendment, a copy of which is filed as Exhibit 99.2 hereto and incorporated by herein by reference.

The representations, warranties and covenants contained in the Merger Agreement were made only for the purposes of the Merger Agreement, were made as of specific dates, were made solely for the benefit of the parties to the Merger Agreement and may not have been intended to be statements of fact but, rather, as a method of allocating risk and governing the contractual rights and relationships among the parties thereto.

Item 8.01 Other Events.

On February 18, 2014, the Company issued a press release announcing the completion of its acquisition of Prolexic.  The full text of the press release issued in connection with the announcement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

99.1	Press release issued by the Company on February 18, 2014
99.2
First Amendment to Agreement and Plan of Merger dated January 27, 2014 by and among Akamai Technologies, Inc., Panther Acquisition Corp., a wholly-owned subsidiary of Akamai Technologies, Inc.), Prolexic Technologies, Inc., certain principal shareholders of Prolexic Technologies, Inc. and a representative of the selling equity holders of Prolexic Technologies, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AKAMAI TECHNOLOGIES, INC.

Date:	February 24, 2014	By:	/s/ Melanie Haratunian
		Name:	Melanie Haratunian
		Title:	Executive Vice President and General Counsel

EXHIBIT INDEX

99.1	Press release issued by the Company on February 18, 2014
99.2
First Amendment to Agreement and Plan of Merger dated January 27, 2014 by and among Akamai Technologies, Inc., Panther Acquisition Corp., a wholly-owned subsidiary of Akamai Technologies, Inc.), Prolexic Technologies Inc., certain principal shareholders of Prolexic Technologies Inc. and a representative of the selling equity holders of Prolexic Technologies Inc.